EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our reports dated: (i) March 18, 2003, accompanying the consolidated balance sheets of G REIT, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002 and the period from December 18, 2001 (inception) through December 31, 2001, (ii) October 31, 2002, accompanying the historical statement of revenues and certain expenses of 5508 Highway 290 West Building for the year ended December 31, 2001, (iii) January 31, 2003, accompanying the historical statement of revenues and certain expenses of Two Corporate Plaza for the year ended December 31, 2001, (iv) March 5, 2003, accompanying the historical statement of revenues and certain expenses of Congress Center for the year ended December 31, 2002, (v) March 6, 2003, accompanying the historical statement of revenues and certain expenses of Atrium Building for the year ended December 31, 2002, (vi) May 23, 2003, accompanying the historical statement of revenues and certain expenses of Department of Children and Families Campus for the year ended December 31, 2002, (vii) May 30, 2003, accompanying the historical statement of revenues and certain expenses of Gemini Plaza for the year ended December 31, 2002, (viii) August 27, 2003, accompanying the historical statement of revenues and certain expenses of Bay View Plaza for the year ended December 31, 2002, and (ix) August 28, 2003, accompanying the historical statement of revenues and certain expenses of North Pointe Corporate Center for the year ended December 31, 2002, all of which are contained in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned reports of the Company’s Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Irvine, California
October 10, 2003